Exhibit 99.1

June 28, 2007

Mr. Alan E. Barton
Mr. John E. Burrows, Jr.
Technitrol, Inc.
c/o Ms. Ann Marie Janus, Secretary
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Mr. Barton and Mr. Burrows,

Due to the recent announcement by C&D Technologies, Inc. that it has agreed to sell its Power Electronic Division to Murata Manufacturing Co., Ltd., the Bel Board is currently free to pursue other potential strategic alternatives that will enhance shareholder value. Our hope is that we can now have meaningful discussions with Technitrol regarding a business combination which will yield significant potential value to our respective shareholders, without the unnecessary rhetoric.

In late April, Technitrol offered to pay $43.00 per share in cash to acquire Bel Fuse. Our Board continues to believe that a cash sale at that price level is not in the best interest of our shareholders. We believe that our shareholders will realize greater value in the long-term by allowing our management to continue to implement its business plan and strategic initiatives. Certainly a stock merger with Technitrol generates an opportunity under the proper conditions that would encourage us to forgo other alternatives, especially if the combined company has significant cash reserves and minimal debt. Such a strategic combination would allow shareholders from both companies the opportunity to fully benefit from the synergies of the combined business.

As we have previously disclosed to you, a successful merger requires that we implement a strategy that would gain the greatest return to the combined shareholders. In light of the proposed retirements of Mr. Papada and Mr. Kowalski, we need to have a Board and executive team committed to deliver on the combined company’s long-term strategy. Our plan would include, but is not limited to, the following:

●     The spinning-off of AMI DODUCO after the consummation of the transaction. We commend Technitrol management for taking steps to maximize the potential value of the AMI DODUCO business segment, however, as a combined company our primary focus should be concentrated on business segments where we are or can be a market leader.

●     Using the proceeds from the sale of AMI DODUCO to buy back shares in the merged company in order to maximize value for the combined company’s shareholders.

●     Reviewing strategic alternatives to Bel’s Power Group, Pulse Automotive Group and Pulse Consumer Products Group consistent with our views on the ability of these divisions to become market leaders.

●     Making further acquisitions in the antennae area in order to lessen dependence on a single customer.

When representatives of Bel and Technitrol last met in May 2007, we discussed a possible business combination in which Bel would hold a post-merger majority membership on the Board of Directors. Mr. Barton stated at the time that this would be the major roadblock from a corporate governance perspective and would be unacceptable to Technitrol shareholders. However, our subsequent conversations with Technitrol’s largest shareholders confirmed that they would not object to a post-merger majority for Bel. In light of Mr. Graves announced resignation in early April 2007 and the planned retirement of Mr. Papada in December 2008, the road is paved for a Board of Directors in the merged company that is comprised of seven directors from Bel and five directors from Technitrol, thereby, leveraging our respective Board expertise.

Technitrol also expressed concern that our Chief Executive Officer Dan Bernstein lacks the ability to manage a company that would be more than four times larger and far more diversified operationally and geographically than Bel’s. This was also not a concern that is shared by the Technitrol shareholders with whom we met. In addition to Mr. Bernstein’s relying on the existing management of both companies, Bel’s Board will propose that I serve a three-year term as Chairman of the combined company. As former Executive Vice President and Vice Chairman of Vishay Intertechnology, Bel’s Board is confident that I can provide guidance and the benefit of 30 years of experience to the management team of the combined company. Vishay is a Fortune 1,000 company listed on the NYSE with sales of $2.5 billion and is one of the world’s largest manufacturers of discrete semiconductors and passive electronic components with operations in seventeen countries and over 25,000 employees. In order to allow us to implement a three-year strategic plan, we suggest that Mr. Papada and Mr. Kowalski be offered early retirement.

Please note that Bel has put considerable effort in addressing the concerns that Technitrol has expressed to us over the past months, and we look forward to meaningful discussions. Due to our travel schedule, we request a meeting of two independent directors of each company for the week of July 16, 2007 to discuss a strategic combination of our respective companies.

Sincerely,

/Avi Eden/

Avi Eden Director

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ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time. In connection with the proposed acquisition by Bel Fuse Inc. (“Bel”) of Pulse, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.